EXHIBIT 21.1

Subsidiaries

dot com Antigua Ltd. (Antigua)

Precyse Corporation (Ontario)

-	dot com Management Ltd. (Ontario)
(subsidiary of Precyse)
-	Precyse (Barbados) Limited (Barbados)
(subsidiary of Precyse)

DCEG INC. (Ontario)

-	Parlay Entertainment Limited (Barbados)
(subsidiary of DCEG)